PRESS RELEASE	For Immediate Release

200 Powell Place Brentwood, Tennessee 37027 www.myTSCstore.com	Anthony F. Crudele, Chief Financial Officer Randy Guiler, Director, Investor Relations (615) 366-4600 Melissa Myron Financial Dynamics (212) 850-5600

TRACTOR SUPPLY COMPANY REPORTS
FOURTH QUARTER AND FULL YEAR RESULTS
~ Full Year Earnings per Share of $2.22 vs. $2.09 ~
~ Fourth Quarter Same-Store Sales Increase 0.5% ~

Brentwood, Tennessee, January 31, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its fourth fiscal quarter and full fiscal year ended December 30, 2006. Additionally, the Company provided its current outlook for fiscal 2007.

Fourth Quarter Results
Net sales increased 5.3% to $629.9 million from $597.9 million in the prior year. The total sales increase for the fourth quarter of 2006 would have been approximately 13.3%, excluding the sales for the additional week in the fourth quarter of 2005. Fiscal 2005 was a 53-week year and the fourth quarter of fiscal 2005 contained 14 weeks of operations compared to 13 weeks in the fourth quarter of fiscal 2006. Same-store sales increased 0.5% compared with last year’s 10.0% gain.

Fourth quarter sales were weaker than expected primarily due to unseasonably warm weather in the northern regions of the country, which resulted in decreased demand for winter related merchandise and lower store traffic. As such, the Company experienced softer than expected sales in merchandise categories related to cold weather conditions, including insulated outerwear, snow removal, heating, and related wood burning and cutting products. Despite the adverse weather impact, the Company continued to have strong sales performance in the livestock and pet categories as well as clothing, excluding insulated outerwear. Non-weather related, seasonal merchandise, including toys and holiday gifts, also performed well throughout the quarter.

Gross profit increased 7.6% to $205.4 million, or 32.6% of sales, compared to 31.9% in the prior year. The increase in gross profit resulted principally from decreased freight costs and improvement in inventory shrinkage offset slightly by an increased LIFO reserve. The Company’s change in freight estimation, as reported in the third quarter, had no material impact on the fourth quarter.

Selling, general and administrative expenses increased to 23.1% of sales compared to 22.1% last year. The lower leverage was primarily attributed to a charge of $2.8 million related to stock compensation expense under FASB Statement 123® and the continued expansion of the store base resulting in higher occupancy costs. A planned shift in advertising expenditures from the third quarter into the fourth quarter also contributed to the overall increase in selling, general and administrative expenses. Additionally, the ratios for the fourth quarter of 2005 benefited from the additional week of sales.

Depreciation and amortization expense increased 20.8% to $11.4 million from $9.4 million due to capital expenditures for new store growth and additional distribution capacity. The Company’s effective income tax rate increased to 37.9% compared to 36.8% in the fourth quarter of the prior year, primarily due to permanent tax differences relating to stock compensation expense.

Net income for the quarter was $29.5 million, or $0.72 per diluted share, which includes $2.8 million, or $0.04 per diluted share, in stock compensation expense required as a result of the adoption of FASB Statement 123®. This compares to net income of $30.9 million, or $0.75 per diluted share, in the fourth quarter of the prior year.

Jim Wright, President and Chief Executive Officer, stated, “As we recently reported, our fourth quarter results were softer than anticipated primarily due to unseasonable weather conditions. Despite these challenges, a combination of our operational responsiveness and solid performances in our core product categories enabled us to generate positive comps against a very strong comparison period last year. Specifically, we delivered solid sales results in our core merchandise and holiday-specific products, as well as in those stores not affected by the warm weather conditions. In addition to sales gains, we generated significant gross margin improvement during the quarter which helped mitigate some of the impact from the weather.”

Full Year Results
Net sales increased 14.6% to $2.37 billion from $2.07 billion in the prior year. Excluding the sales for the additional week in fiscal 2005, the total sales increase for fiscal 2006 would have been approximately 16.1%. Same-store sales increased 1.6% compared with last year’s 5.7% gain.

Gross profit in the fiscal year increased 17.5% to $751.4 million, or 31.7% of sales compared to 30.9% of sales last year due to a more favorable product mix, increased importing, and improved inventory shrinkage.

Selling, general and administrative expenses as a percentage of sales increased to 23.7% in 2006 compared to 22.7% last year, primarily as a result of increased occupancy costs and a charge of $9.7 million related to stock compensation expense.

Net income for fiscal 2006 was $91.0 million, or $2.22 per diluted share, which includes $9.7 million, or $0.15 per diluted share, in stock compensation expense. This compares to net income of $85.7 million, or $2.09 per diluted share, in the prior year.

Mr. Wright continued, “Despite facing many challenges this year, we continued to drive our performance and generated solid top line increases in most of our core categories as well as improvements in our gross margin.  We maintained our focus on the future and made additional progress on our long-term strategic goals and initiatives during the year.  We successfully implemented the enhanced apparel sets in 279 stores, converted our Del’s locations to a new merchandising format that adds depth to key categories, invested significantly in our leadership team and achieved our store opening target for the year.”

Fiscal 2007 Outlook
The Company anticipates net sales for fiscal 2007 to be approximately $2.7 billion to $2.74 billion, with an expected same-store sales increase of approximately 3.0% to 4.0%. For the full year, the Company expects approximately 85 to 90 new store openings (including four to eight Del’s stores) and 12 relocations.

The Company projects full year net earnings to range from $2.45 to $2.52 per diluted share.

Mr. Wright concluded, “Looking ahead at 2007, we are confident in our ability to leverage the knowledge we gained in 2006. After evaluating the challenges that impacted our performance last year, we are taking appropriate actions to ensure our efficient and profitable growth continues. Specifically, we will continue to execute on our store growth plans while also emphasizing increased operating efficiencies, new product introduction and increased store level profitability. As always, we will maintain our focus on the long-term, making important investments in our stores and infrastructure while also delivering strong financial performance in the near-term. We remain committed to driving long-term value through the execution of our proven business model and serving our unique and growing market niche.”

Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today, January 31, 2007, to discuss the quarterly results. The call will be simultaneously broadcast over the Internet on the Company’s homepage at www.myTSCstore.com and can be accessed under the subheading “Investor Relations.”

At December 30, 2006, Tractor Supply Company operated 676 stores in 37 states and one Canadian province. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck, trailer and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
(Financial tables to follow)

Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	FOURTH QUARTER ENDED				FISCAL YEAR ENDED
	Dec. 30, 2006 (a)		Dec. 31, 2005 (b)		Dec. 30, 2006 (a)		Dec. 31, 2005 (b)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$629,899	100.0%	$597,934	100.0%	$2,369,612	100.0%	$2,067,979	100.0%
Cost of merchandise sold	424,545	67.4	407,115	68.1	1,618,249	68.3	1,428,428	69.1

Gross profit	205,354	32.6	190,819	31.9	751,363	31.7	639,551	30.9
Selling, general and administrative expenses	145,737	23.1	131,956	22.1	561,051	23.7	469,087	22.7
Depreciation and amortization	11,372	1.8	9,416	1.5	42,292	1.8	34,020	1.6

Income from operations	48,245	7.7	49,447	8.3	148,020	6.2	136,444	6.6
Interest expense, net	749	0.1	542	0.1	2,688	0.1	1,632	0.1

Income before income taxes	47,496	7.6	48,905	8.2	145,332	6.1	134,812	6.5
Income tax provision	17,999	2.9	18,003	3.0	54,324	2.3	49,143	2.4

Net income	$29,497	4.7%	$30,902	5.2%	$91,008	3.8%	$85,669	4.1%

Net income per share:
Basic	$0.73		$0.78		$2.27		$2.19

Diluted	$0.72		$0.75		$2.22		$2.09

Weighted average shares outstanding (000’s):
Basic	40,267		39,386		40,016		39,055

Diluted	41,118		41,182		41,060		40,980

(a) The financial statements for fiscal 2006 reflect the adoption of FASB Statement 123R, “Accounting for Stock-Based Compensation.”

(b) The fourth fiscal quarter and full year 2005 reflect an additional week of operations compared to the 13-week fourth quarter and 52- week fiscal year 2006.

Consolidated Balance Sheets
(Unaudited)
(in thousands)

	Dec. 30,	Dec. 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$37,605	$21,203
Inventories	593,373	460,751
Prepaid expenses and other current assets	37,007	38,380
Deferred income taxes	11,360	11,079

Total current assets	679,345	531,413
Property and equipment, net	301,604	258,475
Goodwill	10,288	12,436
Deferred income taxes	10,779	7,530
Other assets	5,976	4,941

TOTAL ASSETS	$1,007,992	$814,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$238,905	$185,397
Accrued expenses	111,721	102,814
Current portion of capital lease obligations	1,065	1,049
Income taxes currently payable	11,550	1,421

Total current liabilities	363,241	290,681
Revolving credit loan	—	8,212
Capital lease obligations	2,808	2,527
Other long-term liabilities	43,039	35,677

Total liabilities	409,088	337,097

Stockholders’ equity:
Common stock	322	315
Additional paid-in capital	129,249	99,047
Foreign currency translation adjustments	(22)	(11)
Retained earnings	469,355	378,347

Total stockholders’ equity	598,904	477,698

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,007,992	$814,795

Selected Financial and Operating Information

	FOURTH QUARTER ENDED		FISCAL YEAR ENDED
	Dec. 30, 2006	Dec. 31, 2005	Dec. 30, 2006	Dec. 31, 2005
Same-store sales increase	0.5%	10.0%	1.6%	5.7%
Non-comp sales (% of total sales)	13.8%	13.7%	15.4%	12.8%
Comp average transaction value	$42.13	$41.93	$42.53	$41.50
Comp transaction count increase	0.3%	4.8%	0.7%	1.4%
Number of Stores:
Beginning of period	658	562	595	515
New stores opened	18	18	82	65
New stores acquired	—	16	—	16
Closed stores	—	(1)	(1)	(1)
End of year	676	595	676	595
Relocated stores	—	6	15	18
Pre-opening costs (000’s)	$2,186	$2,199	$9,434	$7,327
Average inventory per store (000’s) (a)			$866	$777
Inventory turns			2.67	2.82
Financed inventory (a)			37.1%	39.0%
(a) assumes average inventory cost, excluding inventory in transit, and includes unopened stores